Olema Oncology Reports First Quarter 2021 Financial Results and Provides Corporate Update

•	OP-1250 continues to advance in dose-escalation stage of Phase 1/2 clinical trial in patients with metastatic, ER+ / HER2- breast cancer; Initial data anticipated in 2H 2021
•	Cash, cash equivalents, and marketable securities of $327.0 million as of March 31, 2021 sufficient to fund operations through the end of 2023

SAN FRANCISCO, May 11, 2021 – Olema Pharmaceuticals, Inc. (“Olema” or “Olema Oncology,” Nasdaq: OLMA), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted therapies for women’s cancers, today provided an update on recent company developments and reported first quarter financial results for the period ended March 31, 2021.

“The first quarter of 2021 was very productive for Olema as we continued to advance our wholly-owned lead candidate, OP-1250, a complete estrogen receptor (ER) antagonist (CERAN), through dose escalation in the ongoing Phase 1/2 clinical trial in ER+ / HER2- breast cancer, and made substantial progress in building our organization,” said Sean P. Bohen, M.D., Ph.D., President and Chief Executive Officer of Olema Oncology. “Looking ahead, we remain on track to share initial clinical data at a medical meeting later this year and advance OP-1250 into Phase 2 monotherapy expansion. We also plan to initiate a Phase 1b study to evaluate OP-1250 in combination with a CDK4/6 inhibitor in the second half of 2021. We are in a strong financial position to execute on our strategy and are committed to working toward advancing the standard of care for people living with breast cancer.”

Recent Corporate Highlights

•

Presented nonclinical data on OP-1250 in a late-breaking poster session at the American Association for Cancer Research (AACR) Annual Meeting, held virtually from April 10-15, 2021. Data presented showed that 10 mg/kg OP-1250, a complete estrogen receptor (ER) antagonist (CERAN), was superior to tamoxifen, fulvestrant and ovariectomy in shrinking mutant ESR1-Y537S tumors in an intracranial model of ER+ breast cancer brain metastasis.

•

Appointed Yi Larson to Olema’s Board of Directors in April 2021. Ms. Larson currently serves as Chief Financial Officer at LianBio and brings significant biotech operational leadership and global healthcare banking expertise.

•	Strengthened Olema’s research and discovery capabilities with the opening of new laboratory facilities in San Francisco, CA.

Financial Highlights

•	Cash, cash equivalents and marketable securities as of March 31, 2021 were $327.0 million. Olema anticipates that this balance of cash will be sufficient to fund operations through the end of 2023.
•	Net loss for the quarter ended March 31, 2021 was $15.3 million, compared to $1.7 million for the same period of the prior year.
•

Research and development (R&D) expenses were $10.7 million for the quarter ended March 31, 2021, compared to $0.8 million for the same period of the prior year. The increase in R&D expenses was primarily related to the increase in nonclinical development activities, execution of the ongoing Phase 1/2 clinical trial of OP-1250 and higher non-cash stock-based compensation expenses.

•

General and administrative (G&A) expenses were $4.8 million for the quarter ended March 31, 2021, compared to $0.2 million for the same period of the prior year. The increase in G&A expenses was primarily related to an increase in personnel, public company-related expenses, other corporate costs and higher non-cash stock-based compensation expenses.

About Olema Oncology

Olema Oncology is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted therapies for women’s cancers. Olema’s lead product candidate, OP-1250, is an orally-available small molecule with combined activity as both a complete estrogen receptor (ER) antagonist (CERAN) and a selective ER degrader (SERD). It is currently being evaluated as a single agent in an ongoing Phase 1/2 clinical trial in patients with recurrent, locally advanced or metastatic ER-positive (ER+), human epidermal growth factor receptor 2-negative (HER2-) breast cancer. Olema is headquartered in San Francisco.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “anticipate,” “expect,” “intend,” “will,” “may,” “goal,” “estimate,” “potential” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These statements include those related to the development of OP-1250, including timelines related to data presentation, trial initiation and advancement, and enrollment, as well as the sufficiency of our financial resources. Because such statements deal with future events and are based on Olema’s current expectations, they are subject to various risks and uncertainties, and actual results, performance or achievements of Olema could differ materially from those described in or implied by the statements in this press release. These forward-looking statements are subject to risks and uncertainties, including, without limitation, the risk that Olema’s ongoing or future clinical studies in humans may show that OP-1250 is not a tolerable and effective treatment for breast cancer and other risks and uncertainties affecting Olema, as well as those discussed in the section titled “Risk Factors” in Olema’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 to be filed on May 11, 2021 and future filings and reports that Olema makes from time to time with the United States Securities and Exchange Commission. Except as required by law, Olema assumes no obligation to update these forward-looking statements or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Olema Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets Data

(in thousands)

	March 31,	December 31,
	2021	2020
	(Unaudited)	(Audited)
Cash, cash equivalents and marketable securities	$326,968	$338,549
Total assets	$331,301	$342,722
Total liabilities	$5,277	$4,585
Total stockholders’ equity	$326,024	$338,137
Total liabilities and stockholders’ equity	$331,301	$342,722

Olema Pharmaceuticals, Inc.

Condensed consolidated statements of operations and comprehensive loss

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
	(unaudited)

Operating expenses:
Research and development	$10,692	$795
General and administrative	4,758	248
Total operating expenses (1)	15,450	1,043
Loss from operations	(15,450)	(1,043)
Other (expense) income:
Interest income	111	3
Interest expense	—	(653)
Total other income (expense), net	111	(650)
Net loss	$(15,339)	$(1,693)
Net loss per share, basic and diluted	$(0.39)	$(0.65)
Weighted average shares used to compute net loss per share, basic and diluted	39,325,793	2,593,316

(1)   Total operating expenses includes the following non-cash stock-based compensation expenses:

	Three Months Ended March 31,
	2021	2020
	(unaudited)
Research and development expenses	$1,734	$—
General and administrative	1,474	—
	$3,208	$—

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Contact:
Eva Stroynowski

Vice President, Communications and Investor Relations

eva@olema.com

617-721-8194